Exhibit 99.1

Contacts:	Robert Jaffe/Evan Pondel
PondelWilkinson Inc.
(310) 279-5980

DRAFT #5

LANNETT REPORTS FISCAL 2009 SECOND QUARTER FINANCIAL RESULTS

Fiscal 2009 Second Quarter Highlights:

•                  Net sales grew 67% to $29.2 million from $17.5 million for the second quarter of last year;

•                  Gross profit rose to $11.0 million, or 38 percent of net sales, compared with $4.4 million, or 25 percent of net sales, for the second quarter of last year;

•                  Net income was $1.6 million, versus net loss of $658,000 for the fiscal 2008 second quarter;

Philadelphia, PA – February 11, 2009 – Lannett Company, Inc. (AMEX: LCI) today reported financial results for the second quarter and first six months of fiscal 2009 ended December 31, 2008.

For the second quarter of fiscal 2009, net sales grew 67 percent to $29.2 million from $17.5 million for the second quarter of fiscal 2008.  Net income was $1.6 million, or $0.06 per diluted share, versus a net loss of $658,000, or $0.03 per share, for the prior year second quarter.

“Our second quarter financial performance reflected strong sales of several key products including our prescription prenatal vitamin, as well as growth of our base business products,” said Arthur Bedrosian, president and chief executive officer of Lannett.  “In fiscal 2008, we received six product approvals and added to our growing number of product applications pending at the FDA.  We have built on that momentum with the launch of two products, a topical anesthetic and Amantadine HCl, and receipt of FDA approval of Ursodiol in December.”

Gross profit for the fiscal 2009 second quarter increased to $11.0 million from $4.4 million for the same period in the prior year.  Research and development expenses were $1.8 million compared with $946,000 in the comparable prior year period.  Selling, general and administrative expenses increased to $6.7 million from $4.3 million in the same period last year, largely due to legal expenses associated with current patent challenge litigation.

For the first six months of fiscal 2009, net sales grew 56 percent to $54.8 million from $35.1 million for the first six months of fiscal 2008.  Gross profit more than doubled to $20.0 million from $9.5 million for the same period in the prior year.  Research and development expenses were $3.7 million compared with $2.2 million in the comparable prior year period.  Selling, general and administrative expenses increased to $11.6 million from $8.2 million in the same period last year, largely due to legal expenses associated with current patent challenge litigation.  Net income was $2.8 million, or $0.11 per diluted share, versus a net loss of $785,000, or $0.03 per share, for the prior year period.

Conference Call Information and Forward-Looking Statements

On Wednesday, February 11, 2009, the company will host a conference call with interested parties beginning at 4:30 p.m. ET to review its results of operations for the second quarter ended December 31, 2008.  The conference call will be available to interested parties by dialing 800-447-0521 from the U.S. or Canada or 847-413-3238 from international locations, passcode 23828967.  This call is also available through a live, listen-only audio web broad cast at www.lannett.com, where it will be archived and accessible for one year.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s financial status and performance and regulatory and operational developments, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, the future financial performance of Cody Laboratories, pending ANDAs and products in various stages of development, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

# # #

FINANCIAL TABLES FOLLOW

LANNETT COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended		Six months ended
	December 31,		December 31,
	2008	2007	2008	2007

Net sales	$29,224,372	$17,534,942	$54,792,025	$35,074,972
Cost of sales	17,712,370	12,619,384	33,832,565	24,411,920
Amortization of intangible assets	446,167	446,166	892,333	892,332
Product royalties	42,997	41,776	42,997	237,346
Gross profit	11,022,838	4,427,616	20,024,130	9,533,374

Research and development expenses	1,840,717	946,282	3,703,830	2,198,430
Selling, general, and administrative expenses	6,675,472	4,255,217	11,624,616	8,234,927
Gain on sale of assets	26,940	—	22,009	—

Operating income (loss)	2,533,589	(773,883)	4,717,693	(899,983)

Other expense	(25,548)	(43,647)	(45,990)	(90,393)

Income (loss) before income tax expense (benefit) and minority interest	2,508,041	(817,530)	4,671,703	(990,376)

Income tax expense (benefit)	925,433	(159,983)	1,845,423	(205,668)
Minority interest in Cody LCI Realty, LLC	(9,546)	—	(27,053)	—

Net income (loss)	$1,573,062	$(657,547)	$2,799,227	$(784,708)
Income (loss) per share:
Basic	$0.06	$(0.03)	$0.11	$(0.03)
Diluted	$0.06	$(0.03)	$0.11	$(0.03)

Shares used to calculate income (loss) per share:
Basic	24,468,149	24,183,044	24,385,818	24,179,344
Diluted	24,546,787	24,183,044	24,510,726	24,179,344

LANNETT COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	(UNAUDITED)
	December 31,	June 30,
	2008	2008
Assets:
Current Assets:
Cash	$12,455,596	$6,256,712
Short term investments	304,036	$354,155
Trade accounts receivable, net	26,584,613	34,114,982
Inventories	13,962,528	11,617,258
Interest receivable	83,475	51,781
Prepaid taxes	1,937,607	1,598,937
Deferred tax assets	4,253,225	6,997,935
Other current assets	1,054,590	591,415
Total current assets	60,635,670	61,583,175

Property, plant, and equipment, net	23,449,190	24,734,103

Investment securities - available-for-sale	2,307,793	2,145,980
Deferred tax assets	17,131,202	17,380,115
Intangible asset, net	10,032,916	10,361,835
Construction in progress	493,609	458,046
Other assets	177,298	195,354
Total Assets	$114,227,678	$116,858,608

Liabilities and Shareholders’ Equity:
Current liabilities	$29,035,148	$35,638,552
Long-term debt, less current portion	8,044,853	8,186,922
Deferred tax liabilities	3,286,239	3,179,344
Other long term liabilities	549,075	532,001
Minority interest	77,361	50,309
Shareholders’ equity	73,235,002	69,271,480
Total Liabilities and Shareholders’ Equity	$114,227,678	$116,858,608